Exhibit 10.5
Amendment No. 1 to
Quest Diagnostics Supplemental Deferred Compensation Plan
(as amended and restated December 1, 2020)
The Quest Diagnostics Supplemental Deferred Compensation Plan (Post — 2004), as amended and restated December 1, 2020, is hereby amended effective November 29, 2022, by amending and restating Section 3.2(a) to provide:
(a) Employer Contributions. An Employer shall credit an Employer Contribution to the Account maintained on behalf of each Participant who had Deferral Contributions credited to his Account for a payroll period; provided, that such Employer Contributions shall only be credited on Compensation that is in excess of the Section 401(a)(17) Limit. Notwithstanding the preceding sentence, no Employer Contribution shall be credited to the Account of a Participant who is also a participant in the Quest Diagnostics Transferee Pension Plan for former Corning Incorporated employees. Unless otherwise specifically provided in an Exhibit to this Plan adopted by the Administrator, the amount of the Employer Contribution to be credited on behalf of a Participant shall be equal to the applicable percentage that is specified from time to time in Section 3.2 of the Profit Sharing Plan of the Deferral Contributions made on behalf of the Participant. Notwithstanding the foregoing, for any period that an Exhibit is in effect, the amount of the Employer Contribution to be credited on behalf of a Participant shall be equal to the amount provided in that Exhibit.
Quest Diagnostics Clinical Laboratories, Inc. has caused this instrument to be signed by its authorized officer.
Quest Diagnostics Clinical Laboratories, Inc.
By:__/s/ Cecilia K. McKenney
Cecilia K. McKenney, Senior Vice President, Chief Human Resources Officer

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